EXECUTION VERSION
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
AIRCRAFT SALE AGREEMENT
Dated as of December 20, 2019
between
MAM SELDON AVIATION 2 DESIGNATED ACTIVITY COMPANY,
as Seller
and
CONTRAIL AVIATION LEASING IRELAND DAC,
as Buyer
_____________________________________
Concerning
One (1) Used Airbus Model A320-200 Airframe with
Two (2) IAE International Aero Engines AG Model V2527-A5 Engines
Manufacturer’s Serial Number 1183
_____________________________________

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Clause 1.	Definitions and Interpretation	1
1.1	Definitions	1
1.2	Interpretation	5
Clause 2.	Subject Matter of Sale	5
Clause 3.	Price and Payment	6
3.1	Purchase Price	6
3.2	Deposit	6
3.3	Payment of Closing Payment Amount	7
3.4	Receipt of Payments in Error	7
3.5	No Withholdings	8
3.6	Currency	8
3.7	Appropriation	9
Clause 4.	Closing and Acceptance of the Aircraft; Title and Risk of Loss	9
4.1	Closing and Acceptance	9
4.2	Risk and Title	9
4.3	Inspection	10
Clause 5.	Loss of or Damage to the Aircraft Prior to the Closing	10
5.1	Total Loss Prior to the Closing	10
5.2	Material Damage to the Aircraft Prior to the Closing	10
Clause 6.	Conditions Precedent	10
6.1	Conditions Precedent to Obligation of Buyer	10
6.2	Conditions Precedent to Obligation of Seller	13
6.3	Termination for Delay	14
Clause 7.	Representations and Warranties	14
7.1	Seller’s Representations and Warranties	14
7.2	Buyer’s Representations and Warranties	16
Clause 8.	Indemnification and Insurance	17
8.1	Seller Indemnification	17
8.2	Limitation to Seller’s Indemnification	18
8.3	Buyer Indemnification	18
8.4	Limitation to Buyer’s Indemnification	18
8.5	Insurance	19

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8.6	Insurance Certificates	21
Clause 9.	Manufacturer’s Warranties	21
Clause 10.	DISCLAIMERS AND EXCLUSION OF LIABILITY	21
10.1	SELLER’S DISCLAIMERS OF WARRANTIES	21
10.2	EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES	22
10.3	TECHNICAL ACCEPTANCE	22
Clause 11.	Excusable Delay and Termination	22
Clause 12.	Assignment	23
Clause 13.	Transfer Taxes	23
Clause 14.	Notices	23
Clause 15.	Miscellaneous	24
15.1	Further Assurances	24
15.2	Certain Filings	25
15.3	Waiver; Remedies Cumulative	25
15.4	Severability of Provisions	25
15.5	Counterparts	25
15.6	Documentation and Costs	25
15.7	Attorneys’ Fees	26
15.8	Confidentiality	26
15.9	No Brokers	26
15.1	Negotiated Agreement	26
15.11	Entire Agreement; Amendments	26
15.12	Corporate Obligations	26
15.13	Governing Law	27
15.14	Submission to Jurisdiction; Waiver of Jury Trial	27

SCHEDULES AND EXHIBITS
Schedule 1	— Aircraft Description
Exhibit A	— Warranty Bill of Sale
Exhibit B	— Acceptance Certificate

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This AIRCRAFT SALE AGREEMENT (this “Agreement”) dated as of December 20, 2019 is made BETWEEN
(1)    MAM SELDON AVIATION 2 DESIGNATED ACTIVITY COMPANY, a designated activity company incorporated under the laws of Ireland, having its registered office address at 32 Molesworth Street, Dublin 2, D02Y512, Ireland (“Seller”); and
(2)    CONTRAIL AVIATION LEASING IRELAND DAC, a designated activity company incorporated under the laws of Ireland, having its registered office address at 32 Molesworth Street, Dublin 2, D02Y512, Ireland (“Buyer”).
BACKGROUND:
A.     Subject to the terms and conditions set forth herein, Buyer desires to purchase the Aircraft (as defined below) from Seller and Seller desires to sell the Aircraft to Buyer.
B.     In consideration of the mutual covenants contained in this Agreement and the other consideration provided for herein, the receipt and sufficiency of which are hereby acknowledged by both Seller and Buyer, and under the terms and conditions set forth below, the parties hereto agree as follows:
Clause 1.Definitions and Interpretation
1.1    Definitions. Capitalized terms used in this Agreement without definition shall have the meanings given to them in the Lease (as defined below) and the following terms shall have the following meanings:
“Acceptance Certificate” means an acceptance certificate substantially in the form of Exhibit B.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For this purpose “control” of any Person means the power to direct the management or policies of such person whether through the ownership of voting rights or control of the board (or control of the composition) of such Person.
“After-Tax Basis” means, with respect to any payment required by this Agreement to be made on an After-Tax Basis to or for the account of any Person, that such payment shall be increased by such additional amount (the “gross-up amount”) as is necessary to hold that Person and its Affiliates harmless from all Taxes imposed on that Person or any of its Affiliates by any Government Entity or other taxing authority as a result of the receipt or accrual of such payment and such gross-up amount (taking into account any Tax savings realized by that Person or any of its Affiliates as a result of allowance of a Tax credit, deduction or other Tax benefit for the Tax, liability, loss, cost or expense that gave rise to the obligation to make such payment on an After-

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Tax Basis) so that, after deduction of all Taxes resulting from such receipt or accrual, the net amount received by that Person is equal to the payment due to that Person.
“Agreement” has the meaning set forth in the introductory paragraph.
“Aircraft” means the Airframe, the Engines and all Parts installed in or appurtenant thereto so long as title thereto is vested in Seller, and includes, where the context permits, the Aircraft Documents.
“Aircraft Documents” has the meaning given to such term in the Lease.
“Airframe” means the Airbus model A320-200 airframe (including all Parts from time to time belonging to, installed in or appurtenant to such airframe so long as title thereto is vested in Seller, other than the Engines) as described in Schedule 1 and includes, where the context permits, the Aircraft Documents relating to the Airframe.
“Bill of Sale” means the warranty bill of sale substantially in the form of Exhibit A to be executed by Seller and to be delivered to Buyer or its designee pursuant to Clause 4.1(b) of this Agreement.
“Business Day” means any day other than a Saturday, Sunday or day on which the banks in Ireland or New York are authorized or required by law to be closed.
“Buyer” has the meaning set forth in the introductory paragraph.
“Buyer Claim” has the meaning set forth in Clause 8.1.
“Closing” means the time at which Seller conveys and transfers all of its right, title and interest in and to the Aircraft to Buyer or its designee pursuant to the Bill of Sale.
“Closing Date” means the date on which the Closing occurs.
“Closing Payment Amount” has the meaning set forth in Clause 3.1.
“Deed of Novation” means the Deed of Novation to be entered into among Seller, Buyer and Lessee.
“Delivery Location” means the location at which the Aircraft is located at Closing as reasonably agreed between Seller and Buyer.
“Deposit” means [ ] United States Dollars (US$[ ]).
“Dollars”, “$” and “US$” means United States Dollars, being the lawful currency of the United States of America.
“Economic Closing Date” means July 10, 2019.
“Effective Time Notice” shall have the meaning provided in the Deed of Novation.
“Engines” means the two (2) IAE International Aero Engines AG model V2527-A5 engines (including all Parts from time to time belonging to, installed in or appurtenant to such engine so long as title thereto is vested in Seller) whether or not installed on the Airframe at the

Closing as described in Schedule 1 and includes, where the context permits, the Aircraft Documents relating to the Engines.
“Event of Default” has the meaning given to such term in the Lease.
“Excluded Payment” means any indemnity payment or third party liability insurance payment payable to any Seller Indemnitee pursuant to the provisions of the Lease and/or the Deed of Novation or any payment due, accrued and payable to any Seller Indemnitee with respect to or relating to the period prior to Closing.
“Excusable Delay” has the meaning set forth in Clause 11.
“Final Closing Date” means December 20, 2019, or such later date as the parties may mutually agree in writing.
“Government Entity” means any (a) national, state or local government, (b) board, commission, department, division, instrumentality, court, agency or political subdivision thereof and (c) association, organization or institution to whose jurisdiction any of the entities listed in (a) or (b) is subject.
“Lease” means the Aircraft Lease Agreement MSN 1183 dated as of January 5, 2017 between Heston Services Ltd. (the “Original Lessor”) and the Lessee, as novated by that Deed of Lease Novation dated as of November 7, 2017 among the Original Lessor, Seller and the Lessee, as further amended, supplemented or modified from time to time.
“Lease Documents” means the documents listed in Schedule 1 of the Deed of Novation.
“Lessee” means SmartLynx Airlines Estonia OÜ.
“Lessee Guarantee” means the guarantee to be issued by the Lessee Guarantor in favor of Buyer with respect to the obligations of Lessee under the Lease, in form and substance acceptable to Buyer.
“Lesseee Guarantor” means SmartLynx Airlines SIA.
“Lessee Security Deposit” has the meaning given to the term “Deposit” in the Lease.
“Lessor’s Lien” has the meaning given to such term in the Lease.
“Lien” shall mean any mortgage, pledge, lien, charge, encumbrance, hypothecation, lease, exercise of rights, security interest or claim (including any imposed with respect to any Taxes, or any airport or landing fees or related charges).
“Material Damage” means damage to the Aircraft (including the Airframe and either Engine, whether or not installed on the Airframe) which would reasonably be expected to cost in excess of $[ ] to repair.
“Part” means all appliances, components, parts, instruments, appurtenances, avionics, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines), which may now or from time to time be incorporated or installed in or attached to the Airframe or any Engine to which Seller has title.

“Permitted Lien” means (a) the Lease and the rights of the Lessee thereunder, (b) “Permitted Liens” as defined in the Lease (but excluding any Lessor’s Liens), (c) any Liens which the Lessee is required to remove or indemnify Lessor against pursuant to the Lease and (d) any Lien created by or through Buyer.
“Person” means any human being, corporation, company, limited liability company, partnership, firm, joint stock company, joint venture, trust, estate, unincorporated organization, association or Government Entity.
“Purchase Price” has the meaning set forth in Clause 3.1(a).
“Seller” has the meaning set forth in the introductory paragraph.
“Seller Guarantee” means the guarantee to be issued by the Seller Guarantor in favor of Buyer with respect to the obligations of Seller under the Transaction Documents to which it is a party, in form and substance acceptable to Buyer.
“Seller Guarantor” means Marathon Structured Product Strategies Fund, LP.
“Seller Indemnitees” means Seller, Seller’s Affiliates and each of their respective officers, directors, shareholders, members, controlling persons, agents and employees, and their respective successors and assigns.
“Target Closing Date” means November 1, 2019.
“Tax” means any tax, fee, levy, impost, duty, charge, deduction or withholding of any nature (including without limitation any value added, franchise, transfer, sales, gross receipts, use, business, excise, turnover, personal property, stamp duty, withholding, export, import or other tax) now or hereafter imposed by any Government Entity or other taxing authority.
“Total Loss” has the meaning given to the term “Casualty Occurrence” under the Lease.
“Transaction Documents” means this Agreement, the Lease, the Deed of Novation, the Effective Time Notice, the Bill of Sale, the Acceptance Certificate, the Seller Guarantee and any agreement amending or supplementing any of the foregoing documents, and any other agreement agreed between Seller and Buyer from time to time deemed to be a Transaction Document.
“Transfer Taxes” has the meaning set forth in Clause 13 of this Agreement.
1.2    Interpretation. Unless the context otherwise indicates, any reference in this Agreement to:
(a)    a “regulation” includes any present or future directive, regulation, request or requirement (in each case whether or not having the force of law) but, if not having the force of law, the compliance with which is in accordance with the general practice of the Persons to whom it is addressed;
(b)    any “agreement”, “license” or other document or instrument includes any agreement, license or other document or other instrument as varied, assigned, novated or replaced from time to time (but without prejudice to any restrictions on such variation, assignment, novation or replacement);

(c)    the expressions “hereof”, “hereto”, “herein” and similar expressions shall be construed as references to this Agreement as a whole and shall not be limited to the particular clause in which the relevant expressions appear and the expressions “thereof”, “thereto”, “therein” and similar expressions shall be construed in like fashion;
(d)    a reference to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended and supplemented in accordance with the terms thereof, or as the case may be, with the agreement of the relevant parties and in force at any relevant time;
(e)    any statute or other legislative provision shall be read to include any statutory or legislative modification or re-enactment thereof or any substitution therefor;
(f)    a Clause, Schedule or Exhibit shall be construed as a reference to a clause hereof or a schedule or exhibit hereto, and references to this Agreement include its Schedules and Exhibits;
(g)    a word importing the singular number shall be construed so as to include the plural and vice versa;
(h)    the expression “in writing” includes by facsimile or email;
(i)    references to any party hereto shall include such party’s successors and assigns permitted hereunder; and
(j)    the index, clause and other headings in this Agreement (including their use in cross references) are for ease of reference only and shall not affect the interpretation of this Agreement.
Clause 2.    Subject Matter of Sale. Seller hereby agrees to sell and deliver to Buyer, and Buyer hereby agrees to purchase and to accept delivery of from Seller, the Aircraft for the Purchase Price, upon and subject to the terms, conditions and provisions of this Agreement and subject to and with the benefit of the Lease. Seller and Buyer agree to use reasonable commercial efforts to cause the Closing to occur on or before the Target Closing Date; provided that the Closing Date shall occur in any event prior to the Final Closing Date unless mutually agreed between Seller and Buyer in writing.
Clause 3.    Price and Payment.
3.1    Purchase Price. The purchase price for the Aircraft to be paid by Buyer for the account of Seller shall be the sum of:
(a)    [ ] United States Dollars (US$[ ]) (the “Purchase Price”);
(b)    increased by an amount equal to the interest that accrues on the Purchase Price during the period from, but excluding, the Economic Closing Date until, and including, the Closing Date at a rate of [ ] percent ([ ]%) per annum (based on a 360 day year); and
(c)    decreased by a sum equal to:

(i)    the amount of the cash Lessee Security Deposit held by Seller on the Closing Date;
(ii)    the net credit balance of the cash Maintenance Reserves (as defined in the Lease) held by Seller on the Closing Date;
(iii)    the monthly Rent (as defined in the Lease) prorated on a daily basis that is actually received by Seller pursuant to the Lease relating to the period from the Economic Closing Date until, and including, the first Rent Payment Date (as defined in the Lease) following the Closing Date;
(iv)    the monthly Rent (as defined in the Lease) that is actually received by Seller pursuant to the Lease relating to the period from and after the Closing Date but only to the extent that such amounts are not included in the deduction set forth in clause (iii) immediately above; and
(v)    the amount of the Deposit.
(the Purchase Price, as adjusted pursuant to paragraphs (b) and (c), the “Closing Payment Amount”). Such payment of the Closing Payment Amount shall be made with no withholdings, deductions or set-offs, whether in respect of Taxes or otherwise, in accordance with Clause 3.3.
(d)    Seller shall have no obligation to transfer any amount of cash Maintenance Reserves (as defined in the Lease) or Lessee Security Deposit that is held by Seller and netted from the Purchase Price pursuant to Clause 3.1(c) above.
3.2    Deposit.
(a)    Seller confirms receipt of the Deposit from Buyer in the amount of US$[ ]. No interest shall accrue on the Deposit.
(b)    The Deposit shall be non-refundable and applied as a credit in calculating the Purchase Price at Closing unless:
(i)    the Aircraft suffers a Total Loss or Material Damage prior to the Closing Date;
(ii)    Seller breaches this Agreement;
(iii)    Seller fails to satisfy any of Buyer’s conditions to Closing set forth in Clause 6.1 for which Seller is responsible (except where such failure is a result of actions or omissions of Buyer or Buyer’s breach of this Agreement), and such conditions are not satisfied or waived by Buyer (in Buyer’s sole discretion) on or before the Final Closing Date; or
(iv)    Closing does not occur on or before the Final Closing Date for any reason except as a result of (x) a breach by Buyer of its obligations under this Agreement or (y) Buyer’s failure to satisfy any of the conditions to Closing set forth in Clause 6 for which Buyer is responsible (except where such failure is a result of Seller’s breach of this Agreement).

(c)    If the Deposit is refundable under Clause 3.2(b) above, Seller shall promptly return the Deposit to Buyer following receipt of a written notice from Buyer electing to terminate this Agreement with a description of the event that so makes the Deposit refundable. Upon receipt of such notice and return of the Deposit, the parties’ obligations or liabilities to one another with respect to this transaction shall terminate (except in respect of the confidentiality obligations set forth in Clause 15.8). Notwithstanding the foregoing, in the event of a Total Loss, no such notice from Buyer shall be required to terminate this Agreement, and this Agreement shall automatically terminate upon Buyer’s receipt of a notice from Seller notifying Buyer that a Total Loss has occurred pursuant to Clause 5.1 below.
3.3    Payment of Closing Payment Amount. On the Closing Date, (i) subject to satisfaction or waiver of the conditions set forth in Clause 6.1, Buyer shall remit to Seller an amount equal to the Closing Payment Amount by electronic transfer in immediately available United States Dollars to Seller’s account set forth below:

Beneficiary	MAM Seldon Aviation 2 Designated Activity Company
Bank Identifier	[ ]
Bank Name	Barclays Bank IR
IBAN	[ ]
Account Name	MAM Seldon 2
Account No.	[ ]
Address	Barclays Bank Ireland plc MOLESWORTH STREET ONE TWO PARK PLACE DUBLIN D02 RF29, IRELAND

or such other account as Seller may inform Buyer in writing at least three (3) Business Days in advance of the Closing Date.
3.4    Receipt of Payments in Error.
(a)    If, after the Closing, Seller receives from Lessee any amounts payable by the Lessee pursuant to the terms of the Lease and/or the Deed of Novation, Seller shall procure that such payments (other than any Excluded Payments) are promptly paid to Buyer in an amount equal to the amount that it has actually received from Lessee in full, and pending such payment shall hold the same in trust for Buyer. Any payments made by the Seller pursuant to this Section 3.4(a) shall be made to an account designated by the Buyer from time to time upon at least five (5) Business Days prior written notice.
(b)    If, after the Closing, Buyer receives from Lessee any Excluded Payment pursuant to the provisions of the Lease and/or the Deed of Novation, Buyer shall procure that such amount is promptly paid to Seller to Seller’s account set forth in Section 3.3 above in an amount equal to the amount that it has actually received from Lessee in full, and pending such payment shall hold the same in trust for Seller.
3.5    No Withholdings.

(a)    Except as otherwise agreed in writing, all payments to be made by Seller or Buyer to another party under this Agreement and the other Transaction Documents shall be made without any deduction (whether in respect of set-off, counterclaim, charges or otherwise howsoever arising).
(b)    All payments to be made under this Agreement and the other Transaction Documents by any party hereto (the “paying party”) to another party hereto (the “payee”) shall be made in full without any deduction or withholding in respect of Taxes unless the deduction or withholding is required by law, in which event such paying party shall:
(i)    ensure that the deduction or withholding does not exceed the minimum amount legally required;
(ii)    promptly pay to the payee such additional amount so that the net after-Tax amount received by the payee will equal the full after Tax amount which would have been received by it had no such deduction or withholding been made;
(iii)    pay to the relevant taxation authority or other authorities within the period for payment permitted by law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this sub-clause (b)); and
(iv)    provide the payee, within the period for payment permitted by the relevant law, with an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld or if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding.
3.6    Currency.
(a)    The parties acknowledge that the specification of Dollars in this Agreement is of the essence and that Dollars shall be the currency of account in any and all events between Buyer and Seller.
(b)    If a party (the “recipient”) receives an amount in respect of a liability of the other party under this Agreement or if such liability is converted into a claim, proof, judgment or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under this Agreement:
(i)    such other party will indemnify recipient as an independent obligation against any loss arising out of or as a result of such conversion;
(ii)    if the amount received by recipient, when converted into the contractual currency (at the market rate at which recipient is able on the date of receipt by recipient (or on the next date thereafter on which under normal banking practice recipient is able to convert the amount received into the contractual currency) to purchase the contractual currency in New York or at its option London with that other currency) is less than the amount owed in the contractual currency, such other party will, forthwith on demand, pay to recipient an amount in the contractual currency equal to the deficit; and

(iii)    such other party will pay to recipient on demand any exchange costs and Taxes payable in connection with the conversion.
3.7    Appropriation. If any sum paid or recovered by a party in respect of the liabilities of the other party under this Agreement is less than the amount then due, such party may apply that sum to amounts due under this Agreement in such proportions and order and generally in such manner as such party may determine at its sole discretion.
Clause 4.    Closing and Acceptance of the Aircraft; Title and Risk of Loss.
4.1    Closing and Acceptance.
(a)    Following the satisfaction (or waiver or deferral with the agreement in writing) of the conditions precedent set forth in Clause 6.1 and Clause 6.2, the Closing shall occur.
(b)    On the Closing Date, Seller shall transfer good and marketable title in and to the Aircraft in its “as, is, where is, with all faults” condition free and clear of any and all Liens (but subject to the Lease with respect to the Aircraft) whatsoever other than Permitted Liens by delivering a duly completed and executed Bill of Sale to Buyer or its designee against payment by Buyer to Seller of the Closing Payment Amount on the Closing Date. Subject to satisfaction or waiver of the conditions set forth in Clause 6.1 and Clause 6.2, Buyer and its designee shall accept delivery of the Bill of Sale and Buyer shall execute and deliver the Acceptance Certificate.
4.2    Risk and Title. All right, title and interest of Seller in and to the Aircraft and all risk of loss or destruction of, or damage to, the Aircraft or any other tangible or intangible thing provided under this Agreement shall pass from Seller to Buyer or its designee upon the delivery of the Bill of Sale.
4.3    Inspection.
(a)    Buyer confirms that it has inspected the Aircraft to its satisfaction and that the Aircraft is in all respects satisfactory to Buyer. Buyer acknowledges that it is purchasing the Aircraft based on its own inspection and knowledge of the Aircraft, the Aircraft Documents and the Lease Documents (as defined below) and is not relying on any inspection or warranty of or made by Seller or Lessee in respect of the condition of the Aircraft, the Aircraft Documents or the Lease Documents.
(b)    Buyer confirms that it has (i) had an opportunity to review the Lease Documents and all related ancillary documentation that it desires to review and (ii) determined that the Lease Documents and all such ancillary documentation are in all respects satisfactory to Buyer. Buyer acknowledges that, in determining whether the Lease Documents and such ancillary documentation are satisfactory, Buyer has relied on its own due diligence review and knowledge of the Lease Documents and such ancillary documentation.
(c)    Buyer acknowledges that it has been and will be solely responsible for making its own independent investigation and appraisal of the operations, financial condition, creditworthiness, status and affairs of the Lessee, and, except for the representations and warranties made by Seller herein and in the other Transaction Documents (as applicable), has not relied upon, and will not at any time rely upon, either Seller to provide Buyer with any information relating to any such matters or to assess or keep under review any of such matters. It is agreed that Seller will be solely responsible for all contact with Lessee until after Closing, and Buyer agrees that neither Buyer nor its Affiliates will communicate directly with Lessee at any time prior to Closing without the prior written consent of Seller.
Clause 5.    Loss of or Damage to the Aircraft Prior to the Closing.
5.1    Total Loss Prior to the Closing. If prior to Closing, a Total Loss or any event or circumstance which with the passage of time or the giving of notice or both, would constitute a Total Loss shall have occurred and be continuing, Seller shall, promptly upon becoming aware of the foregoing, notify Buyer in writing of the fact and details of such occurrence, and such notice shall discharge and terminate all obligations and liabilities of the parties hereunder to proceed with the sale of the Aircraft and Seller shall promptly return to Buyer the Deposit.
5.2    Material Damage to the Aircraft Prior to the Closing. If prior to Closing, the Aircraft suffers Material Damage, Seller shall promptly notify Buyer in writing of the facts and details of such occurrence.
Clause 6.    Conditions Precedent.
6.1    Conditions Precedent to Obligation of Buyer. The obligations of Buyer to pay the Closing Payment Amount and accept the Aircraft under this Agreement are conditioned upon the following:
(a)    the receipt by Buyer on or before the Closing Date of the following documents duly executed by the parties thereto (other than Buyer) satisfactory in form and substance to Buyer (with the documents listed in subclauses (i) through (iv) being held in escrow without being released until payment of the Closing Payment Amount):
(i)    the Deed of Novation;
(ii)    the Effective Time Notice;
(iii)    the Seller Guarantee;
(i)    the Lessee Guarantee;
(ii)    the Bill of Sale;
(iii)    a PDF copy of the Lease;
(iv)    an Incident/Accident Clearance Statement, in form and substance acceptable to Buyer, from Lessee;
(v)    evidence that all the conditions precedent under Schedule 2 of the Deed of Novation shall have been satisfied (except to the extent waived or deferred by the relevant party thereto) and that the transactions contemplated by the Deed of Novation will occur on the Closing Date;

(vi)    Buyer shall be reasonably satisfied that the sale of the Aircraft to Buyer at the Delivery Location is exempt from Transfer Tax or that the applicable Transfer Tax is acceptable to Buyer in which case Buyer has paid or shall confirm that it shall pay any such Transfer Tax owing on the transaction in accordance with Clause 13;
(b)    Seller shall have provided to Buyer (i) a copy of all relevant powers of attorney and other corporate authorizations for Seller in relation to the execution of this Agreement and the other documents it has executed in connection herewith, in each case certified by an officer of Seller that each such document is a true and up to date copy of the original and, in the case of each corporate authorization, that such authorization has not been varied, revoked or rescinded, and (ii) a copy of Seller’s constitutional documents, in each case certified by an officer of Seller that each such document is a true and up to date copy of the original;
(c)    Seller shall have delivered to Buyer (a) an incumbency certificate of Seller signed by officers thereof as to the Person or Persons authorized to execute and deliver this Agreement and the other Transaction Documents on behalf of Seller, and (b) evidence satisfactory to Buyer that Seller has all necessary corporate power to enter into and perform, and has taken all necessary corporate steps to approve the entry into and performance of, this Agreement and the transactions contemplated hereby;
(d)    Buyer shall have received a certificate of insurance with respect to the Aircraft that is in compliance with the requirements described in the Lease and the Deed of Novation;
(e)    no Material Damage shall have occurred and no Total Loss, or any event or circumstance which with the giving of notice or the passage of time or both, would constitute a Total Loss shall have occurred;
(f)    on the Closing Date, the Lease shall be in full force and effect and shall not have been amended, rescinded or terminated;
(g)    no change shall have occurred after the date of execution and delivery of this Agreement in applicable law or regulation or in the interpretation thereof which would make it illegal for Buyer (i) to perform fully its obligations under any of the Transaction Documents, or (ii) to acquire the Aircraft; provided that if any such change has occurred, the parties shall use all reasonable cooperative endeavors to restructure the transaction contemplated by this Agreement so as to avoid the aforementioned illegality;
(h)    no change shall have occurred after the date of execution and delivery of this Agreement in applicable law or regulation or in the interpretation thereof which would make it illegal for Seller (i) to perform fully its obligations under any of the Transaction Documents to which it is a party or (ii) to sell the Aircraft; provided that if any such change has occurred, the parties shall use all reasonable cooperative endeavors to restructure the transaction contemplated by this Agreement so as to avoid the aforementioned illegality;
(i)    no action or proceeding shall have been instituted by any Government Entity, no governmental action shall be threatened by any Government Entity and no other judgment, order or decree shall have been issued or proposed to have been issued by any

Government Entity to set aside, restrain, enjoin or prevent the execution, delivery or performance of the Transaction Documents, or the consummation of the transactions contemplated by the Transaction Documents;
(j)    the representations of Seller in Clause 7.1 shall be true and accurate on the Closing Date, except to the extent that such representations relate to a date prior to the Closing Date, and Buyer shall have received an officer’s certificate from Seller dated the Closing Date confirming the same;
(k)    the Aircraft shall be free and clean of all Liens other than Permitted Liens; and
(l)    the Aircraft shall be at the Delivery Location.
The conditions specified in this Clause 6.1 are for the sole benefit of Buyer and may be waived in whole or in part and with or without conditions by Buyer without prejudicing the right of Buyer to receive fulfillment of such conditions, in whole or in part, at any time thereafter.
6.2    Conditions Precedent to Obligation of Seller. The obligations of Seller to sell the Aircraft to Buyer under this Agreement and to deliver the Bill of Sale are conditioned upon the following:
(a)    The receipt by Seller on or before the Closing Date of the following documents executed by the parties thereto (other than Seller) satisfactory in form and substance to Seller (with the documents listed in subclauses (i) through (iv) being held in escrow without being released until the payment of the Closing Payment Amount):
(i)    the Deed of Novation;
(ii)    the Acceptance Certificate;
(iii)    the Effective Time Notice;
(iv)    evidence that all the conditions precedent under Schedule 2 of the Deed of Novation shall have been satisfied (except to the extent waived or deferred by the relevant party thereto);
(v)    Seller shall be reasonably satisfied that the sale of the Aircraft to Buyer at the Delivery Location is exempt from Transfer Tax or that the applicable Transfer Tax is acceptable to Buyer in which case Buyer has paid or shall confirm that it shall pay any such Transfer Tax owing on the transaction in accordance with Clause 13;
(b)    Buyer shall have provided to Seller (i) a copy of all relevant powers of attorney and other corporate authorizations for Buyer in relation to the execution of this Agreement and the other documents it has executed in connection herewith, in each case certified by an officer of Buyer that each such document is a true and up to date copy of the original and, in the case of each corporate authorization, that such authorization has not been varied, revoked or rescinded, and (ii) a copy of Buyer’s constitutional documents, in each case certified by an officer of Buyer that each such document is a true and up to date copy of the original;

(c)    Buyer shall have delivered to Seller (a) an incumbency certificate of Buyer signed by officers thereof as to the Person or Persons authorized to execute and deliver this Agreement and the other Transaction Documents on behalf of Buyer, and (b) evidence satisfactory to Seller that Buyer has all necessary power to enter into and perform, and has taken all necessary steps to approve the entry into and performance of, this Agreement and the transactions contemplated hereby;
(d)    Seller shall have received an insurance certificate and insurance broker’s letter of undertaking, each in form and substance satisfactory to Seller, complying with the provisions of Clause 8.5;
(e)    Seller shall have received the Closing Payment Amount;
(f)    no change shall have occurred after the date of execution and delivery of this Agreement in applicable law or regulation or in the interpretation thereof which would make it illegal for Seller (i) to perform fully its obligations under any of the Transaction Documents or (ii) to sell the Aircraft; provided that if any such change has occurred, the parties shall use all reasonable cooperative endeavors to restructure the transaction contemplated by this Agreement so as to avoid the aforementioned illegality;
(g)    no change shall have occurred after the date of execution and delivery of this Agreement in applicable law or regulation or in the interpretation thereof which would make it illegal for Buyer (i) to perform fully its obligations under any of the Transaction Documents to which it is a party or (ii) in the case of Buyer, to acquire the Aircraft; provided that if any such change has occurred, the parties shall use all reasonable cooperative endeavors to restructure the transaction contemplated by this Agreement so as to avoid the aforementioned illegality;
(h)    no action or proceeding shall have been instituted by any Government Entity, no governmental action shall be threatened by any Government Entity and no other judgment, order or decree shall have been issued or proposed to have been issued by any Government Entity to set aside, restrain, enjoin or prevent the execution, delivery or performance of the Transaction Documents, or the consummation of the transactions contemplated by the Transaction Documents; and
(i)    the representations of Buyer in Clause 7.2 shall be true and accurate on the Closing Date, and Seller shall have received an officer’s certificate from Buyer dated the Closing Date confirming the same.
The conditions specified in Clause 6.2 are for the sole benefit of Seller and may be waived in whole or in part and with or without conditions by Seller without prejudicing the right of Seller to receive fulfillment of such conditions, in whole or in part, at any time thereafter.
6.3    Termination for Delay. If, for any reason, Closing has not occurred on or before the Final Closing Date, either party (or, in the case of a delay caused by Buyer’s or Seller’s breach of this Agreement, the non-breaching party only) may terminate this Agreement by giving the other party written notice within three (3) Business Days after the Final Closing Date and this Agreement will terminate on the date of receipt of such notice. In the event of such termination, neither party will have any further liability to the other with respect to the Aircraft, and this Agreement shall terminate, except that if Buyer is not then in breach of this Agreement, and provided that the cause of such delay is not Buyer’s failure to satisfy any of the conditions to

Closing set forth in Clause 6 for which Buyer is responsible (except where such failure is a result of Seller’s breach of this Agreement), Seller will promptly return the Deposit to Buyer. If neither party gives a notice of termination within three (3) Business Days, the Final Closing Date shall be automatically extended for a period of thirty (30) Business Days beyond the later of (a) the originally scheduled Final Closing Date, and (b) the Final Closing Date as most recently extended.
Clause 7.    Representations and Warranties.
7.1    Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the following statements are on the date hereof, and on the Closing Date will be, true and correct:
(a)    Title. Immediately before Closing, Seller shall have full legal and beneficial and good and marketable title to the Aircraft and Seller’s delivery of the Bill of Sale to Buyer or its designee shall convey to Buyer or such designee full legal and beneficial and good and marketable title to the Aircraft and all other right, title and interest of Seller in and to the Aircraft free and clear of all Liens other than Permitted Liens, and Seller will warrant and defend such title forever against all claims and demands whatsoever.
(b)    Status. Seller is a designated activity company incorporated and validly existing under the laws of Ireland.
(c)    Power and Authority. Seller has the power to enter into and perform and has taken all necessary action to authorize its entry into, performance and delivery of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby.
(d)    Legal Validity. This Agreement has been, and the other Transaction Documents to which Seller is a party, when executed, were or will be, duly executed and delivered by Seller. This Agreement constitutes, and the other Transaction Documents to which it is a party when executed were or will constitute, the legal, valid and binding obligations of Seller enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, examinership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.
(e)    Non-conflict with Laws. Seller’s entry into and performance of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby do not and will not conflict with:
(i)    any law or regulation or any official or judicial order applicable to Seller; or
(ii)    the certificate of incorporation, constitution or any other corporate governing documents of Seller; or
(iii)    any agreement or document to which Seller is a party or which is binding upon Seller or its assets.

(f)    Consents. All authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other matters, official or otherwise applicable to Seller which are required or advisable in connection with the entry into, performance, validity and enforceability of this Agreement and the other Transaction Documents to which Seller is a party, the delivery of the Aircraft hereunder or any of the transactions contemplated hereby or thereby shall be obtained by Seller prior to the date upon which they are required or it is advisable (in the absence of a stipulated date) that they be obtained.
(g)    Litigation. No litigation or other proceeding before any court, administrative agency or government body is pending or, to the best of Seller’s knowledge, threatened against Seller, or affecting or relating to the Aircraft, the outcome of which could materially and adversely affect the validity of this Agreement, the performance by Seller of its obligations hereunder, or the rights, benefits or interest of Seller conveyed hereunder.
(h)    No Bankruptcy. No liquidator, examiner, receiver or similar officer has been appointed in respect of all or any part of the assets of Seller nor has any application been made to a court which is still pending for an order for, or to the best of Seller’s knowledge, any act, matter or thing been done which with the giving of notice, lapse of time or satisfaction of some other condition (or any combination thereof) will lead to, the appointment of any such officer or equivalent in any jurisdiction.
(i)    Maintenance Reserves. Except as set forth in a written notice to Buyer which is acceptable to Buyer, Lessee has not submitted to Seller any requests for reimbursement from the Supplemental Rent that are unsatisfied.
(j)    Reimbursements. Seller has not waived or deferred any of its rights under the Lease with respect to claims for reimbursement from the Supplemental Rent.
(k)    Rent. Except as set forth in a written notice to Buyer, Lessee has not prepaid any Rent other than under and in accordance with the Lease.
(l)    Lease Documents. The Lease Documents provided or to be provided to Buyer are true, correct and complete (originals or copies, as applicable) of such Lease Documents and constitute the entire agreement between the Seller and Lessee with respect to the Aircraft immediately prior to Delivery and there have been no other amendments or modifications entered into with respect to such Lease Documents which have not been disclosed by Seller to Buyer.
7.2    Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the following statements are on the date hereof, and on the Closing Date will be, true and correct:
(a)    Status. Buyer is a designated activity company incorporated and validly existing under the laws of Ireland.
(b)    Power and Authority. Buyer has the power to enter into and perform and has taken all necessary action to authorize the entry into, performance and delivery of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby.

(c)    Legal Validity. This Agreement has been, and the other Transaction Documents to which Buyer is a party, when executed, will be, duly executed and delivered by Buyer. This Agreement constitutes, and the other Transaction Documents to which Buyer is a party when executed will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, examinership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.
(d)    Non-conflict with laws. Buyer’s entry into and performance of this Agreement and the other Transaction Documents to which Buyer is a party and the transactions contemplated hereby and thereby do not and will not conflict with:
(i)    any law or regulation or any official or judicial order applicable to Buyer; or
(ii)    the certificate of incorporation, constitution or any other corporate governing documents of Buyer; or
(iii)    any agreement or document to which Buyer is a party or which is binding upon Buyer or any of its assets.
(e)    Consents. All authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other matters official or otherwise applicable to Buyer which are required or advisable in connection with the entry into, performance, validity and enforceability of this Agreement and the other Transaction Documents to which Buyer is a party, the acceptance of the delivery of the Aircraft hereunder or any of the transactions contemplated hereby or thereby shall be obtained by Buyer prior to the date upon which they are required or it is advisable (in the absence of a stipulated date) that they be obtained.
(f)    Litigation. No litigation or other proceeding before any court, administrative agency or government body is pending or, to the best of Buyer’s knowledge, threatened against Buyer, the outcome of which could materially and adversely affect the validity of this Agreement.
(g)    No Bankruptcy. No liquidator, examiner, receiver or similar officer has been appointed in respect of all or any part of the assets of Buyer nor has any application been made to a court which is still pending for an order for, or any act, matter or thing been done which with the giving of notice, lapse of time or satisfaction of some other condition (or any combination thereof) will lead to, the appointment of any such officer or equivalent in any jurisdiction.
(h)    No Restrictions on Payments. There are no restrictions on Buyer making the payments required by this Sale Agreement.
Clause 8.    Indemnification and Insurance.
8.1    Seller Indemnification. Without limiting the provisions of Clause 10.1, Seller hereby agrees at all times to indemnify, protect, defend and hold harmless the Buyer on an After-Tax Basis from and against all and any Taxes (other than Transfer Taxes, which, for the avoidance of doubt, are the responsibility of Buyer), liabilities, losses, claims, proceedings, damages, penalties, fines, fees, costs and expenses whatsoever (any of the foregoing being referred to as a “Buyer Claim”) that any of them at any time suffers or incurs with respect to any event attributable to (i) the period prior to Closing arising directly or indirectly out of, or in any way connected with the purchase, manufacture, ownership, possession, registration, performance, transportation, management, control, use or operation, design, condition, testing, delivery, leasing, subleasing, maintenance, repair, service, modification, overhaul, replacement, removal or redelivery of the Aircraft or relating to loss or destruction or damage to any property, or death or injury to any person caused by, relating to or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters or (ii) the breach by Seller of any of its representations, warranties, covenants or obligations hereunder or under any of the Transaction Documents to which it is a party.
8.2    Limitation to Seller’s Indemnification. The indemnities contained in Clause 8.1 do not extend to Buyer Claims:
(a)    which are indemnified by the Lessee or covered by insurances in respect of the Aircraft, provided that in the event that Lessee’s indemnification does not make Buyer whole, then Buyer shall be entitled to seek indemnification from Seller;
(b)    relating to the condition of the Aircraft at the Closing;
(c)    caused by the willful misconduct or gross negligence of Buyer;
(d)    caused by any acts or omissions of Buyer in its capacity as a manufacturer, servicer or repairer of aviation products;
(e)    to the extent caused by the failure of Buyer to comply with any of its express obligations under the Transaction Documents (unless such failure is caused by the failure of Seller to comply with any of its express obligations under the Transaction Documents) or any of Buyer’s representations and warranties not being true and correct;
(f)    which are ordinary or usual operating or overhead expenses of Buyer; or
(g)    which Buyer is expressly required to bear pursuant to the provisions of this Agreement.
8.3    Buyer Indemnification. Buyer hereby agrees at all times to indemnify, protect, defend and hold harmless Seller Indemnitees on an After-Tax Basis from and against all and any Taxes, liabilities, losses, claims, proceedings, damages, penalties, fines, fees, costs and expenses whatsoever (any of the foregoing being referred to as a “Seller Claim”) that any of them at any time suffers or incurs with respect to any event attributable to (i) the period following Closing arising directly or indirectly out of, or in any way connected with the purchase, manufacture, ownership, possession, registration, performance, transportation, management, control, use or operation, design, condition, testing, delivery, leasing, subleasing, maintenance, repair, service, modification, overhaul, replacement, removal or redelivery of the Aircraft or relating to loss or destruction or damage or any property, or death or injury to any person caused by, relating to or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters or (ii) the breach by Buyer of any of its representations, warranties, covenants or obligations hereunder or under any of the Transaction Documents to which it is a party.

8.4    Limitation to Buyer’s Indemnification. The indemnities contained in Clause 8.3 do not extend to Seller Claims:
(a)    which are indemnified by the Lessee or covered by insurances in respect of the Aircraft, provided that in the event that Lessee’s indemnification does not make Seller whole, then Seller shall be entitled to seek indemnification from Buyer;
(b)    caused by the willful misconduct or gross negligence of any Seller Indemnitee;
(c)    caused by any acts or omissions of a Seller Indemnitee in its capacity as a manufacturer, servicer or repairer of aviation products;
(d)    caused by the failure of Seller to comply with any of the express obligations under the Transaction Documents (unless such failure is caused by the failure of Buyer to comply with any of its express obligations under the Transaction Documents) or any of Seller’s representations and warranties not being true and correct;
(e)    which are ordinary or usual operating or overhead expenses of Seller; or
(f)    which Seller is expressly required to bear pursuant to the provisions of this Agreement.
8.5    Insurance. Buyer shall, from the Closing Date until the earlier of (i) the second anniversary thereof and (ii) the date of completion of the next major airframe check (the “Tail Period”), (A) require that any lessee (including the Lessee) leasing the Aircraft from Buyer shall be contractually obligated to maintain the Insurances and shall use reasonable efforts to cause such lessee to maintain such Insurances; (B) require that any purchaser of the Aircraft from Buyer shall be contractually obligated to make the same agreements set forth in this Clause 8.5, as if each reference herein to Buyer were a reference to such purchaser and its subsidiaries and affiliates, and shall cause such purchaser to maintain such Insurances; and (C) include the Seller Indemnities, Heston Services Ltd. And each of their affiliates, subsidiaries, shareholders, members, partners, officers, directors, managers, employees, successors and assigns (the “Seller Parties”) as additional insureds on any Insurances maintained by Buyer or any lessee (including the Lessee) on a primary basis; provided that, in the event that Buyer is unable to procure such insurance cover for the Aircraft under the Lessee’s or any future operator’s or any purchaser’s liability insurance for any reason whatsoever, Buyer shall obtain and maintain such equivalent insurance cover for the Aircraft for its own account and at its own expense, which equivalent insurance cover shall name the Seller Parties as additional insureds for the Tail Period.
In this Clause 8.5, “Insurances” means comprehensive aircraft/airline liability insurance for the Aircraft with reputable insurers and meeting the requirements set forth below:
(a)    noting the interest of and including the Seller Parties as additional insureds;
(b)    when the Airframe or either Engine is subject to (i) the Lease, providing coverage in an amount not less than the amount which the Lessee is contractually obligated to maintain under the Lease on the Sale Date, or (ii) another lease, providing coverage in an amount not less than $600,000,000;

(c)    when the Airframe and each Engine are not being operated but the Airframe or either Engine has not been removed from service to be parted out, providing coverage in an amount not less than $200,000,000;
(d)    if the Airframe and both Engines have been permanently removed from service to be parted out, comprehensive aviation products legal liability insurance in respect of the Aircraft of not less than $10,000,000 each and every loss (but in the aggregate in respect of products liability) in accordance with customary terms and conditions available in the leading international insurance markets;
(e)    providing that the Seller Parties have no responsibility for payment of premium;
(f)    providing that insurers waive rights of subrogation against each Seller Party;
(g)    providing that the insurance as to the interests of each Seller Party will not be invalidated by any action or inaction by any other insured party, and that such Seller Parties shall be held covered for their respective interests notwithstanding any breach or violation of warranty, condition or declaration, or by any non-disclosure or any false statement concerning the policy or the subject thereof, whether occurring before or after the Closing Date or before or after any loss relating thereto;
(h)    providing that the insurance is primary without rights of contribution in relation to any other insurance and not subject to average;
(i)    providing for severability of interest endorsements;
(j)    providing that that insurance will operate in all respects as if a separate policy had been issued to and covering each insured thereunder; provided, however, that the total liability under the policy will not exceed the limits of liability under the policy; and
(k)    providing that the insurance shall not be cancelled or materially changed without thirty (30) days’ advance written notice to Seller.
The amount and other provisions of any insurance and reinsurance provided by Lessee at the time of Closing or any subsequent sale of the Aircraft by Buyer subject to the Lease shall be sufficient to satisfy the requirements of this Clause 8.5 so long as such insurance and reinsurance remains in place. Upon Seller’s request at any time, Buyer shall use reasonable efforts to, and at the commencement of a new lease of the Aircraft or any sale of the Aircraft by Buyer, Buyer shall provide a certificate of insurance and reinsurance (if any) (and, if applicable, a letter of undertaking from the brokers or insurer or reinsurer (if any)) addressed, and in a form or forms reasonably acceptable, to Seller setting forth the Seller Parties as additional insureds, the policy numbers, a description of the Aircraft and Engines (including manufacturer’s serial numbers), and a detailed description of the coverages, policy forms and endorsements and otherwise meeting the requirements hereunder (it being agreed that certificates conforming to AVN67B shall be deemed acceptable to Seller if the Lease expressly permits such certificates or Buyer is currently accepting such certificates from the Lessee). In the event Buyer is unable to procure the Insurances from an insurer of recognized responsibility, then it shall procure reinsurance coverage under terms reasonably acceptable to Seller, and such reinsurance shall contain a cut-through clause satisfactory to Seller.
8.1    Insurance Certificates. On or before the Closing Date, Lessee will provide an insurance certificate certifying that the insurance policies required under Clause 8.5 are in effect with respect to the Aircraft. Thereafter, upon renewal Buyer will provide, or procure that there is provided, to Seller an insurance certificate certifying that the insurance policies required under Clause 8.5 are in effect with respect to the Aircraft (i) without further action by Seller if such insurance policies are maintained directly by Buyer or (ii) upon Seller’s reasonable request if such insurance policies are maintained by Lessee and Buyer lacks knowledge of Lessee’s failure to provide an insurance certificate to Seller.
Clause 9.    Manufacturer’s Warranties. Effective as of Closing, Seller grants and does hereby irrevocably assign to Buyer the rights and benefits, to the extent that the same are not extinguished by the sale of the Aircraft, of any assignable warranties or indemnities of manufacturers, distributors, vendors, MROs or other service providers, which may exist in favor of Seller at the Closing with respect to the Airframe, any Engine or any Part. At Buyer’s request and expense, Seller will provide reasonable cooperation to secure such rights and benefits in favor of Buyer (including, without limitation, giving notice of such assignment to the relevant manufacturers, distributors or service providers).
Clause 10.    DISCLAIMERS AND EXCLUSION OF LIABILITY.
10.1    SELLER’S DISCLAIMERS OF WARRANTIES. BUYER UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT IT IS PURCHASING THE AIRCRAFT “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” AND THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN CLAUSE 7.1(a) OF THIS AGREEMENT AND IN THE BILL OF SALE, THE AIRCRAFT (INCLUDING BUT NOT LIMITED TO THE AIRFRAME AND ANY ENGINE, APU, LANDING GEAR, COMPONENT, EQUIPMENT AND PART INSTALLED THEREON, AND ANY OF THE AIRCRAFT DOCUMENTS APPLICABLE TO THE AIRCRAFT, AND ANY OTHER EQUIPMENT, PART, DATA OR INFORMATION SOLD AND PROVIDED HEREUNDER) ARE SOLD AND PROVIDED ON AN “AS IS” “WHERE IS” BASIS, WITH ALL FAULTS AND WITHOUT RECOURSE TO SELLER. THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE BILL OF SALE AND THE OBLIGATIONS AND LIABILITIES OF SELLER HEREUNDER ARE EXCLUSIVE AND EXPRESSLY IN LIEU OF, AND SELLER WILL NOT BE DEEMED TO HAVE MADE, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES ANY AND ALL RIGHTS AND REMEDIES IT MAY HAVE AGAINST SELLER, WHETHER ARISING BY LAW OR OTHERWISE, RELATING TO ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, DUTIES, OBLIGATIONS, LIABILITIES AND GUARANTEES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE AIRCRAFT OR THE AIRWORTHINESS THEREOF (INCLUDING BUT NOT LIMITED TO THE AIRFRAME AND ANY ENGINE, APU, LANDING GEAR, COMPONENT, EQUIPMENT AND PART INSTALLED THEREON, AND ANY OF THE AIRCRAFT DOCUMENTS AND OTHER DOCUMENTATION APPLICABLE TO THE AIRCRAFT, AND ANY OTHER EQUIPMENT, PART, DATA OR INFORMATION SOLD AND PROVIDED HEREUNDER), OR THE VALUE, CONDITION, DESIGN, OPERATION, DURABILITY OR COMPLIANCE WITH SPECIFICATION OF THE

AIRCRAFT (INCLUDING BUT NOT LIMITED TO THE AIRFRAME AND ANY ENGINE, APU, LANDING GEAR, COMPONENT, EQUIPMENT AND PART INSTALLED THEREON, AND ANY OF THE AIRCRAFT DOCUMENTS APPLICABLE TO THE AIRCRAFT, AND ANY OTHER EQUIPMENT, PART, DATA OR INFORMATION SOLD AND PROVIDED HEREUNDER), INCLUDING, BUT NOT LIMITED TO:
(a)    ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND BUYER HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES IT MAY HAVE AGAINST SELLER RELATING TO ANY OF THE FOREGOING AND ARISING BY LAW OR OTHERWISE;
(b)    ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE;
(c)    ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE ACTUAL OR IMPUTED NEGLIGENCE OF SELLER AND ITS ASSIGNS; AND
(d)    ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO ANY EQUIPMENT OR ANY OTHER TANGIBLE OR INTANGIBLE THING PROVIDED UNDER THIS AGREEMENT.
10.2    EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES. NEITHER PARTY SHALL HAVE ANY OBLIGATION OR LIABILITY TO THE OTHER PARTY, WHETHER ARISING IN CONTRACT (INCLUDING WARRANTY), TORT OR OTHERWISE, FOR LOSS OF USE, REVENUE OR PROFIT, OR FOR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO THE AIRCRAFT OR ANY OTHER TANGIBLE OR INTANGIBLE THING PROVIDED UNDER THIS AGREEMENT.
10.3    TECHNICAL ACCEPTANCE. DELIVERY BY BUYER TO SELLER OF THE ACCEPTANCE CERTIFICATE SHALL BE CONCLUSIVE PROOF AS BETWEEN SELLER (ON THE ONE HAND) AND BUYER (ON THE OTHER) THAT BUYER’S TECHNICAL EXPERTS HAVE EXAMINED AND INVESTIGATED THE AIRCRAFT AND EACH PART THEREOF AND THAT THE AIRCRAFT AND EACH PART THEREOF IS AIRWORTHY AND IN GOOD WORKING ORDER AND REPAIR, WITHOUT DEFECT (WHETHER OR NOT DISCOVERABLE ON THE SALE DATE) AND IN EVERY WAY SATISFACTORY TO BUYER.
Clause 11.    Excusable Delay and Termination. The Closing may be delayed for any cause to the extent it is beyond Seller’s or Buyer’s reasonable control and not occasioned by that party’s fault or negligence, including, without limitation, acts of God; war, armed hostilities, riots, fires, floods, earthquakes or serious accidents; governmental acts or failures to act affecting materials, facilities or the Aircraft; strikes or labor troubles causing cessation, slowdown or interruption of work; failure of or delay in transportation; or inability, after due and timely diligence, to procure materials, systems, accessories, equipment or Parts. A delay resulting from such causes is referred to as an “Excusable Delay”. Each party will promptly notify the other of any actual or threatened Excusable Delay in delivery of the Aircraft and the estimated duration and cause thereof, and the Final Closing Date of the Aircraft will be equitably extended.

Clause 12.    Assignment. This Agreement will inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. Neither the rights nor the duties of either party may be assigned or delegated, or contracted to be assigned or delegated, in whole or part, without the prior written consent of the other party, and any purported assignment or delegation without the consent of the other party shall be void ab initio.
Clause 13.    Transfer Taxes. Buyer agrees to indemnify and hold harmless Seller for and against any and all Taxes imposed on any party in connection with the transfer of title to the related Aircraft and/or the novation of the Lease as contemplated in this Agreement and the other Transaction Documents excluding any Taxes assessed on the net income of Seller or gain realized by the Seller (“Transfer Taxes”). Without limiting the generality of the foregoing, the Buyer and the Seller shall use commercially reasonable efforts to structure the transactions contemplated by this Agreement and the other Transaction Documents so as to lawfully avoid or minimize the incurrence of any Taxes. Any amount payable by Buyer pursuant to this Clause 13 will be paid within five (5) Business Days after receipt of a written demand therefor from Seller, accompanied by a written statement describing in reasonable detail the basis for such demand and the computation of the amount so payable.
Clause 14.    Notices. Any notice, request or information required or permissible under, or waiver or agreement contemplated by, this Agreement will be in writing and in English. Notices will be delivered in person or sent by email or by expedited delivery addressed to the parties as set forth in this Clause 14. In the case of an email, notice will be deemed received upon actual receipt. In the case of a notice sent by expedited delivery, notice will be deemed received on the date of delivery set forth in the records of the Person which accomplished the delivery. If any notice is sent by more than one of the above listed methods, notice will be deemed received on the earliest possible date in accordance with the above provisions:

(i)	If to Buyer:
Contrail Aviation Leasing Ireland DAC
32 Molesworth Street
Dublin 2
Ireland
Tel: 697 3200
Fax: 697 3300
Attn: The Directors
With a copy to:

Contrail Aviation Support, LLC
435 Investment Court
Verona, Wisconsin 53593
United States of America
Tel: 1 608 848-8100
E-mail: joe@contrail.com
Facsimile: 608 848 8101
Attn: Joseph G. Kuhn, CEO

(ii)    If to Seller:

MAM Seldon Aviation 2 Designated Activity Company
32 Molesworth Street
Dublin 2, D02Y512
Ireland
Tel: +353 1 697 3200
Fax: +353 1 697 3300
Email: mfdublin@maplesfs.com
With a copy to:
Marathon Structured Product Strategies Fund, LP
c/o Marathon Asset Management, LP
One Bryant Park, 38th Floor
New York, NY 10036
Email: cthaler@marathonfund.com and JThorstenson@marathonfund.com
Fax: +1 212 205 8735 and +1 212 205-8796
Attn: Craig Thaler and Joe Thorstenson
With a copy to:
Seldon Partners
1636 3rd Avenue, Suite 135
New York, NY 10128
Attention: Daniel Simons
Tel: +1 (646) 397-6982
Email: dsimons@seldonpartners.com
or to any party at such other address as the party may designate by notice duly given in accordance with this Clause 14.
Clause 15.    Miscellaneous.
15.1    Further Assurances. Each party agrees from time to time to do and perform such other and further acts and execute and deliver any and all such other instruments as may be required by law or reasonably requested by the other party to establish, maintain and protect the rights and remedies of the requesting party and carry out and effect the intent and purpose of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. Such other and further acts shall be at the expense of the requesting party unless such other or further act is related to an obligation of a party hereunder that has not been fully performed, in which case it shall be at the expense of the party bearing the obligation.
15.2    Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

15.3    Waiver; Remedies Cumulative.
(a)    No delay on the part of either party in exercising any of its rights, powers or privileges under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.
(b)    The rights and remedies herein provided are cumulative and, save as expressly stated to the contrary herein, are not exclusive of any rights or remedies provided by law.
15.4    Severability of Provisions. If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereto or affect the validity or enforceability of such provisions in any other jurisdiction.
15.5    Counterparts. This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery. In relation to each counterpart, upon confirmation by or on behalf of a party that such party authorizes the attachment of its counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect, together with such final text, as a complete authoritative counterpart.
15.6    Documentation and Costs. Unless otherwise expressly set forth herein or in the Deed of Novation, each party shall be responsible for its respective out-of-pocket expenses, including, but not limited to, fees of legal counsel, accounting advisors, insurance advisors and equipment appraisers. All fees and expenses with respect to the change of Aircraft registration and all registration and filing fees in connection with any financing arranged by Buyer shall be for the account of Buyer. Any expenses relating to the assignment of the Lease and payable on behalf of or reimbursable to the applicable Lessee will be paid by Buyer and Seller on a 50/50 basis.
15.7    Attorneys’ Fees. In any action or proceeding brought by any party against the other arising under or in connection with this Agreement or any other documents related thereto, the prevailing party shall, in addition to other allowable costs, be entitled to an award of reasonable attorneys’ fees.
15.8    Confidentiality. The parties hereto shall keep this Agreement and any other agreements (other than the Bill of Sale or any of the other Transaction Documents to the extent they are required to be publicly filed) between the parties contemplated hereby strictly confidential without the prior written consent of the other party; provided that such consent shall not be required for any disclosure to any Affiliates, directors, shareholders, capital partners, investors, officers, employees, professional advisers or financiers of such party who are responsible for analyzing, negotiating and approving the transactions contemplated hereby and who are made aware of the confidential nature of the transactions contemplated hereby. This Clause 15.8 imposes no obligation upon a recipient with respect to confidential information which (a) was in the recipient’s possession before receipt from the discloser; (b) is or becomes a matter of public knowledge through no fault of the recipient; (c) is rightfully received by the recipient from a rightfully possessing third party who does not have a duty of confidentiality; (d) is disclosed by the discloser to a third party who does not have a duty of confidentiality; (e) is disclosed under operation of law; (f) is disclosed by the recipient with the discloser’s prior written approval, or (g) is independently developed by the recipient without access to confidential information exchanged hereunder.
15.9    No Brokers. If any person asserts any claim against either Seller or Buyer for fees or commissions by reason of any agreement to act as a broker for either Seller or Buyer in this transaction, the party for which said person claims to have acted will on demand defend, indemnify and hold harmless the other party from and against all claims, demands, liabilities, damages, losses, judgments and expenses of every kind (including legal fees, costs and related expenses) arising out of such claim.
15.10    Negotiated Agreement. This Agreement, including the provisions of Clause 10 relating to DISCLAIMER AND RELEASE, the exclusion of consequential and other damages, and the provisions relating to indemnification and insurance, has been the subject of discussion and negotiation and is fully understood by the parties, and the Purchase Price and other agreements of the parties set forth in this Agreement were arrived at in consideration of such provisions.
15.11    Entire Agreement; Amendments. This Agreement and the other Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, among any of the parties hereto with respect to such subject matter are hereby superseded in their entireties. This Agreement shall not be amended, modified or waived except by an instrument in writing executed by authorized representatives of the parties.
15.12    Corporate Obligations. Notwithstanding any other provision of this Agreement, the Buyer acknowledges and agrees that the obligations of Seller hereunder are solely the corporate obligations of Seller and that it will not have or seek before any court or Government Entity to have any recourse against any shareholder, director, officer or employee of Seller from time to time with respect to any actions or inactions of Seller or any obligation, covenant, indemnity, representation or agreement of Seller under this Agreement, in each case except to the extent that any such action or inaction arises as a result of the fraud, gross negligence or wilful misconduct of the relevant shareholder, director, officer or employee of Seller.
15.13    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK, TO THE SAME EXTENT AS IF THIS AGREEMENT WAS ENTERED INTO AND PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK BY RESIDENTS OF SUCH STATE OF NEW YORK.
15.14    Submission to Jurisdiction; Waiver of Jury Trial.
(a)    Each party hereby irrevocably consents that the courts of the City, County and State of New York and the United States District Court for the Southern District of New York, in each case, located in the Borough of Manhattan, New York, New York, are to have exclusive jurisdiction to settle any disputes which may arise in connection with the legal relationships established by this Agreement (including, without limitation, claims for set-off or counterclaim) or otherwise arising in connection with this Agreement or any other Transaction Document or any non-contractual obligations connected with them. Each of Buyer and Seller irrevocably and unconditionally submits to such courts in respect of such disputes.
(b)    Seller and Buyer irrevocably waive any objections to any proceedings in such courts on the ground of venue or forum non conveniens or any similar grounds.
(c)    Seller and Buyer irrevocably consent to service of process by mail or in any other manner permitted by the relevant law.
(d)    EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, as of the date first above written.

MAM SELDON AVIATION 2 DESIGNATED ACTIVITY COMPANY, as Seller By: /s/ Jarlath Canning Name: Jarlath Canning Title: Director
CONTRAIL AVIATION LEASING IRELAND DAC, as Buyer By: /s/ Jonathan Reynolds Name: Jonathan Reynolds Title: Director

SCHEDULE 1
AIRCRAFT DESCRIPTION

Airframe:	One (1) used Airbus model A320-200 aircraft bearing manufacturer’s serial number 1183.

Engines:	Two (2) used IAE International Aero Engines AG model V2527-A5 engines bearing manufacturer’s serial numbers V10682 and V10683.

1
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WARRANTY BILL OF SALE
December 20, 2019
For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MAM SELDON AVIATION 2 DESIGNATED ACTIVITY COMPANY, a designated activity company incorporated under the laws of Ireland (“Seller”), owner of the title to the aircraft, Parts and Aircraft Documents described below (hereinafter referred to as the “Aircraft”):

1.
one (1) used Airbus model A320-200 aircraft bearing manufacturer’s serial number 1183 together with its two (2) used IAE International Aero Engines AG model V2527-A5 engines bearing serial numbers V10682 and V10683;

2.	all Parts;

3.	all Aircraft Documents;
does hereby sell, grant, transfer and deliver all its right, title and interest in and to the Aircraft to CONTRAIL AVIATION LEASING IRELAND DAC, a designated activity company incorporated under the laws of Ireland (the “Buyer”) and does hereby represent and warrant to Buyer that it is the owner of full legal and beneficial and good and marketable title to the Aircraft free and clear of all Liens other than Permitted Liens. Seller hereby further warrants to Buyer that there is hereby sold, granted, transferred and conveyed to Buyer full legal and beneficial and good and marketable title to the Aircraft and each part thereof which constitutes all of Seller’s right, title and interest therein free and clear of all Liens other than Permitted Liens, but otherwise in an “AS IS, WHERE IS, WITH ALL FAULTS” condition and Seller shall warrant and defend such title forever against all claims of any Person.
Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Aircraft Sale Agreement dated as of December 20, 2019 between Seller and Buyer (whether by reference to another document or otherwise).
This Warranty Bill of Sale, regardless of where executed, and any non-contractual obligations arising out of or in connection with this Bill of Sale, shall be subject to, governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of law rules which might result in the application of the laws of any other jurisdiction).
[Signature page follows.]

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IN WITNESS WHEREOF, Seller has caused this Warranty Bill of Sale to be duly executed as of the date first set forth above.

MAM SELDON AVIATION 2 DESIGNATED ACTIVITY COMPANY, as Seller By: /s/ Jarlath Canning Name: Jarlath Canning Title: Director

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ACCEPTANCE CERTIFICATE AND ESTOPPEL
December 20, 2019
IN ACCORDANCE WITH that certain Aircraft Sale Agreement, dated as of December 20, 2019 (the “Sale Agreement”), by and between MAM Seldon Aviation 2 Designated Activity Company, a designated activity company incorporated under the laws of Ireland (“Seller”) and Contrail Aviation Leasing Ireland DAC, a designated activity company incorporated under the laws of Ireland (“Buyer”), Buyer hereby irrevocably and unconditionally accepts delivery of the below-described items (collectively, the “Aircraft”) in its “as-is, where-is, with all faults” condition and agrees that the Aircraft has been delivered to and accepted by Buyer in accordance with the Sale Agreement:
One (1) used Airbus model A320-200 aircraft bearing manufacturer’s serial number 1183;
two (2) used IAE International Aero Engines AG model V2527-A5 engines bearing serial numbers V10682 and V10683; and
all Parts and Aircraft Documents
in German airspace at 1:16 (ET) on the date hereof.
Buyer confirms to Seller that Buyer has inspected the Aircraft to its satisfaction and that the Aircraft is in all respects satisfactory to Buyer.
Buyer confirms to Seller its irrevocable and unconditional acceptance of the Aircraft in its “as is”, “where is” and “with all faults” condition and confirms the matters referred to in Clause 10 of the Sale Agreement.
Buyer acknowledges to and agrees with Seller that it has no rights or claims against Seller in respect of the condition of the Aircraft or any of the matters relating to or referred to in Clause 10 of the Sale Agreement, except as expressly set forth in Clause 10 of the Sale Agreement.

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EXECUTED by a duly authorized representative of Buyer as of the date first set forth above.

CONTRAIL AVIATION LEASING IRELAND DAC, as Buyer By: /s/ Jonathan Reynolds Name: Jonathan Reynolds Title: Director

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